Registration Statement No. 333-127963-01
                                  DaimlerChrysler Auto Trust 2006-A ("issuer")

1.5BN DAIMLER CHRYSLER AUTO TRUST 2006-A
      JT LEADS/JT BOOKS: CITI*-BARCLAYS-DEUTCHEBANK
      ***DEAL IS POT RETENTION***
      COMANAGERS: BANK OF AMERICA-BEAR-HSBC-JPM
      SELLING GROUP: COMERICA-LOOP-WILLIAMS

 CLASS     SIZE       WAL     RATING (S+P/F)       LGL        WINDOW         PX GUIDANCE
  A-1     307MM       .24       A-1+/F-1         3/2007      1-5MOS      INTERPLIBOR/144A*

  A-2     485MM       .90        AAA/AAA        10/2008      5-17MOS        INTERPSWAPS

  A-3     510MM      2.10        AAA/AAA         5/2010     17-35MOS        INTERPSWAPS

  A-4    159.8MM     3.18        AAA/AAA         1/2011     35-39MOS        INTERPSWAPS

   B      45.2MM     3.25         A/A+           9/2012     AT 39MOS        INTERPSWAPS*

ALL CLASSES ARE ERISA ELIGIBLE.
*A1 AND CLASS B ARE OFFERED ONLY VIA CITI
SALES MEMO AND RED AVAILABLE SHORTLY
EXPECTED PRICING: TUESDAY
EXPECTED SETTLE: 3/7 FLAT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing Lizmary Rodriguez at lizmary.rodriguez@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.